Exhibit 99.1

STRYKER ANNOUNCES COMPLETION OF SPINECORE, INC. ACQUISITION

Kalamazoo, Michigan -- August 12, 2004 -- Stryker Corporation (NYSE:SYK) announced today that it has completed its acquisition, by merger, of all of the outstanding stock of SpineCore, Inc., for an upfront payment of $120 million in cash, financed by Stryker's existing credit facilities.  SpineCore
is a developer of artificial lumbar and cervical discs located in Summit, New Jersey.   Substantially all
of the upfront payment will be written off as in-process research and development costs, resulting in an after-tax charge against Stryker's 2004 third quarter net earnings of approximately $120 million, or
$.29 per fully diluted share.  Terms of the transaction also include milestone and royalty payments of up to an additional $240 million upon the achievement of commercialization of SpineCore’s products in the
United States, which is not expected to occur before 2008.

Stryker Corporation is a leader in the worldwide orthopaedic market and is one of the world's largest medical device companies.  Stryker delivers results through a wide range of capabilities including joint replacements, trauma, spine and micro implant systems, orthobiologics, powered surgical instruments, surgical navigation systems and endoscopic products as well as patient handling and emergency medical equipment.  Stryker also provides outpatient physical therapy services in the United States.

The information contained in this press release may contain information that includes or is based on forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties.  Factors that could cause Stryker's actual results to differ from its expectations include, but are not limited to, unanticipated issues arising in connection with the clinical studies and eventual FDA approval of SpineCore's products, higher than anticipated costs to commercialize those products, competitive factors and the additional cautionary factors discussed in the Company's filings with the Securities and Exchange Commission.

Contact:	Dean H. Bergy
Vice President, Chief Financial Officer and Secretary
269-385-2600